Exhibit 10.5
Amendment No. 1 to Offer Letter
This Amendment No. 1 dated July 22, 2010 to Offer Letter dated July 20, 2009 (the “Offer Letter”) is made by and between Ancestry.com Inc. and David H. Rinn.
The Offer Letter is amended to delete all the text of the letter following the phrase “you will be eligible for a severance package as follows:” to, but not including, the paragraph that begins “This letter sets forth the key terms of your proposed employment by the Company,” and substituting the following in its entirety:
The Company will pay you a severance amount equal to six (6) months of Salary paid out over regular Company payroll periods, commencing on the first regular Company payroll period after the Release Deadline (defined below). In addition, following any such termination of employment you will be entitled to an additional lump sum severance payment equal to 80% of your Average Annual Bonus, prorated based on the number of months you were employed during the year of termination, payable on the first regular Company payroll period after the Release Deadline (and in no event later than 70 calendar days after your “separation from service” within the meaning of Section 409A). For purposes of this offer letter, “Average Annual Bonus” means the average annual bonus earned by you under the Company’s Performance Incentive Program (or any successor annual bonus program) for the year of termination for performance over the two (2) years preceding the year of termination or the previous bonus payment if less than two (2) years.
In each case outlined above, the severance payments are contingent upon your signing a general release of claims in favor of the Company and such release of claims becoming irrevocable within 45 calendar days following your separation from service (such 45th day, the “Release Deadline”). Additionally, in the event of such a termination of employment the Company will reimburse you and any covered dependents for your medical benefit COBRA premiums for a period of six (6) months following your termination, subject to (1) your providing the Company with adequate proof of payment of such COBRA premiums as determined by the Company and (2) the taxation of such reimbursements to the extent advisable under Section 105(h) of the Internal Revenue Code of 1986, as amended, or other applicable law.
In the event that within three (3) months before or within twelve (12) months following a Change of Control you are terminated by the Company without Cause (other than as a result of your death or disability), or you resign for Good Reason, you will be entitled to the aforementioned severance package and immediate vesting as to a total of seventy-five percent (75%) of your then unvested equity and equity-based awards. In addition, the period for which you will be eligible to receive reimbursement for COBRA medical premiums will be increased to a total of twelve (12) months.
For purposes of this offer letter, “Cause” means gross negligence in carrying out your duties for the Company or any breach of fiduciary duties to the Company, conviction of, or plea of guilty or no contest to any felony, any act of fraud or embezzlement, material violation of a Company policy or any unauthorized use or disclosure of confidential information or trade secrets of the Company or its affiliates, or failure to cooperate in any Company investigation. Neither bad judgment nor mere negligence nor an act of omission reasonably believed by you to have been in, or not opposed to, the interests of the Company, shall constitute examples of gross negligence.

For purposes of this offer letter, “Change of Control” results when: (i) any person or entity other than a stockholder of the Company (or any parent corporation) as of the date of this offer letter becomes the beneficial owner, directly or indirectly, of securities of the Company (or any parent corporation) representing fifty percent (50%) or more of the total voting power of all of the Company’s (or any parent corporation’s) then outstanding voting securities, (ii) a merger or consolidation of the Company (or any parent corporation) in which the Company’s (or any parent corporation’s) voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Company (or any parent corporation) or a liquidation or dissolution of the Company (or any parent corporation).
For purposes of this offer letter, you can resign for “Good Reason” within twelve (12) months following a change of control and within ninety (90) days after the occurrence of any of the following without your consent: a material reduction of your compensation, duties, authority or responsibilities, relative to your compensation, duties, authority or responsibilities or the assignment to you of such reduced duties, authority or responsibilities.
For purposes of this offer letter, you can resign for “Good Reason” within ninety (90) days after the occurrence of any of the following without your express written consent in circumstances not involving a change of control: (i) a material reduction of your base compensation, duties or responsibilities on the assignment to you of such reduced duties or responsibilities (ii) a relocation of your principal place of employment to a facility or location more than one hundred (100) miles from the current location of the Company’s Corporate offices as in effect on the date upon which this offer letter is executed, or (iii) the failure of the Company to obtain the assumption of this agreement by any successors. Notwithstanding anything herein to the contrary, no event described above in this paragraph and the preceding paragraph shall constitute Good Reason unless (x) you provide the Company notice of such event within thirty (30) days after the first occurrence or existence thereof, which notice specifically identifies the event that you believe constitutes Good Reason and (y) the Company fails to cure such event within thirty (30) days after delivery of such notice.
Any other changes to our at-will employment relationship will be effective only if contained in a written agreement for that purpose, signed by you and the Company’s CEO.

The payments hereunder are intended to be exempt under Treasury Regulation Section 1.409A-1(b) (9)(iii). Notwithstanding the foregoing, to the extent (i) any payments to which you become entitled under this agreement, or any agreement or plan referenced herein, in connection with your termination of employment constitute deferred compensation subject to (and not exempt from) Section 409A and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service”; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum. For purposes of this agreement or any agreement or plan referenced herein, with respect to any payment that is subject to (and not exempt from) Section 409A of the Code, termination of your employment shall be a “separation from service” within the meaning of Section 409A, and Section 1.409A-1(h) of the regulations thereunder.

ANCESTRY.COM INC.

By	/s/ Timothy Sullivan

Name: Timothy Sullivan
Title: Chief Executive Officer
Accepted and agreed as of the date first above written.

/s/ David H. Rinn David H. Rinn